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                                                                    Exhibit 21.1

                        LIST OF SIGNIFICANT SUBSIDIARIES

Below is a list of all of Ainsworth Lumber Co. Ltd.'s "significant subsidiaries", as defined in rule 1-02(w) of Regulation S-X.

1. Ainsworth Engineered Corp., wholly owned. Incorporated under the laws of Nova Scotia, Canada.

2. Ainsworth Engineered (USA), LLC, wholly owned. Incorporated under the laws of Delaware, U.S.A.

3. Ainsworth Engineered Canada Limited Partnership, wholly owned. Formed under the laws of British Columbia.

4.   Ainsworth Corp., wholly owned. Incorporated under the laws of Minnesota.


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